Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. AGREES TO BE ACQUIRED BY GSO
CAPITAL PARTNERS; LOWERS ANNUAL GUIDANCE FOR 2007

Reddy Ice Shareholders to Receive $31.25 Per Share in Cash;
Transaction Valued at $1.1 Billion

JULY 2, 2007 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced that it has entered into a definitive merger agreement to be acquired by certain funds managed by GSO Capital Partners LP (“GSO”) in a transaction with a total value of approximately $1.1 billion.

Under the terms of the merger agreement, Reddy Ice stockholders will receive $31.25 per share in cash for each common share of the Company’s stock they hold, representing a premium of approximately 9.6% over the Company’s closing share price of $28.52 on June 29, 2007 and a premium of approximately 20.8% over the average closing share price during the prior year.

Mr. William P. Brick, the Company’s Executive Chairman, remarked, “This transaction represents a great opportunity for Reddy Ice, its shareholders and its employees.  GSO will be a strong partner for our CEO, Jim Weaver, the management team and the Company’s dedicated employees as they continue to build on their recent successes.”

Under the merger agreement, the Company may solicit proposals for alternative transactions from third parties for a 45-day period ending on August 16, 2007.  The Company’s Board of Directors will work with its independent advisors to solicit proposals during this period.  There can be no assurances that this solicitation will result in an alternative transaction.  The Company does not intend to disclose developments with respect to the solicitation process unless and until its Board of Directors has made a decision regarding any alternative proposals.

The merger is subject to the approval of the holders of a majority of the outstanding shares of the Company’s common stock as well as customary closing conditions.  The transaction is expected to close in the fourth quarter of 2007.

The merger agreement will permit the Company to continue paying regular quarterly dividends at its current annual rate of $1.68 per share prior to the closing of the merger.  In addition, in the event that the merger does not close prior to November 1, 2007, the Company will be permitted to declare a partial quarterly dividend for the portion of the fourth quarter which occurs prior to the closing based on the current annual dividend rate.

Debt financing for the transaction has been committed by Morgan Stanley Senior Funding, Inc., subject to customary terms and conditions.

Houlihan Lokey Howard & Zukin is the financial advisor to the Company and DLA Piper US LLP is its legal counsel.  Kirkland & Ellis LLP is acting as legal counsel to GSO.

Annual Revenue, EBITDA and Net Income Guidance for 2007 Lowered

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after July 2, 2007.  The projections for 2007 include the effects of the acquisitions completed through the date of this press release.  The projections for 2007 also do not give effect to the acquisition by GSO or to any costs associated with the acquisition.

Management has revised its guidance for 2007 as a result of sustained abnormally adverse weather during the second quarter in several of the Company’s major markets, including Texas and Oklahoma.  Revenues in 2007 are expected to range between $350 million and $360 million and net income to range from $16.3 million to $20.4 million.  Diluted net income per share is expected to be in the range of $0.74 to $0.93.  Adjusted EBITDA for 2007 is expected to be in the range of $90 million to $95 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $53.5 million to $62.9 million in 2007, with Available Cash per diluted share ranging from $2.43 to $2.86.  Expected capital expenditures and dispositions for the full year 2007 have not changed from the Company’s prior guidance.

During the second quarter of 2007, the Company completed eight acquisitions for an aggregate purchase price of approximately $7.2 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $4.6 million and $1.3 million, respectively.

Conference Call

The Company has scheduled a conference call for today, Monday, July 2, 2007 at 9:00 a.m. Eastern time regarding the merger and the Company’s revised guidance.  To participate, dial 888-321-8161 ten minutes prior to the start time, referencing confirmation code 6146181 or the Reddy Ice conference call.  A telephonic replay will be available through July 9, 2007 and may be accessed by calling 800-642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

About GSO

GSO is a registered alternative investment manager with approximately $8 billion in assets under management and offices in New York, London, Houston and Los Angeles.  The firm invests in a broad array of public and private securities across multiple investment strategies. Key areas of focus include leveraged loans, distressed investments, special situations, capital structure arbitrage, mezzanine securities and private equity. GSO manages capital on behalf of insurance companies, banks, pension funds, endowments, foundations, family offices and fund of funds.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission.  The Company’s investors and security holders are advised to read the proxy statement when it becomes available as it will contain important information about the merger and the parties thereto.  The Company’s investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Reddy Ice Holdings, Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Steven J. Janusek, Chief Financial Officer and Corporate Secretary, at 214-526-6740.

The Company and its directors, executive officers and other members of its management and employees and GSO Capital Partners LP may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger.  Information concerning the interests of participants in the solicitation, which may be different than those of the Company’s shareholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger when it becomes available.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

[Financial tables follow]

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income to EBITDA and Adjusted EBITDA follows:

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
(Unaudited)

	Projected
	Year Ending
	December 31,
	2007	2007
	Lower Range	Upper Range
	(in millions)
Net income	$16.3	$20.4
Depreciation expense related to cost of sales	20.8	20.2
Depreciation and amortization expense	6.7	6.3
Interest expense, net	30.8	30.0
Income tax expense	11.3	14.2
EBITDA	85.9	91.1
Other non-cash charges - stock-based compensation expense	4.1	3.9
Adjusted EBITDA	90.0	95.0
Cash paid for interest expense, net	(16.3)	(15.5)
Cash paid for income taxes	(1.1)	(0.5)
Capital expenditures, net of proceeds from dispositions	(19.0)	(16.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$53.5	$62.9